Filed pursuant to Rule 424(b)(3)
Registration No. 333-164907

FIRST PROSPECTUS SUPPLEMENT DATED AUGUST 6, 2010

TO

PROSPECTUS DATED JUNE 25, 2010

23,733,009 ORDINARY SHARES AND 4,429,166 WARRANTS OF

DJSP ENTERPRISES, INC

This prospectus supplement supplements the prospectus dated June 25, 2010 of DJSP Enterprises, Inc. (the “Company”) relating to 23,733,009 ordinary shares and 4,429,166 warrants of the Company, that may be sold from time to time by the Selling Shareholders named in the prospectus and 6,875,000 ordinary shares of the Company issuable upon exercise of its publicly traded warrants.  This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 6, 2010.

The table identifying the Selling Shareholders in the section of the Prospectus under the heading “Selling Shareholders” is amended to read in its entirety as follows:

	Number of Shares to	Number of Shares Underlying Warrants to	Ordinary Shares Beneficially Owned After the Offering(2)
Name of Selling Shareholder (1)	Be Sold	Be Sold	Number	Percent
Aaron Wolfson (3)(4)	42,857	0	0	0
Carman Ramirez (5)	20,000	20,000	0	0
Chardan SPAC Asset Management, LLC (3)(6)	328,571	0	0	0
Daniel Beharry (5)	130,713	200,713	0	0
David J. Stern (7)	6,000,000	0	0	0
Dr. Jianjun Shi (5)	25,000	55,000	0	0
Dr. Richard Propper (7)	186,528	586,528	0	0
Edward Carter (5)	5,000	5,000	0	0
Eli Levitin (4)	21,429	0	0	0
EMR Master Fund Ltd. (3)(8)	71,429	0	0	0
George Kaufman (5)	27,708	27,708	0	0
Globis Capital Partners, LP (3)(9)	142,857	0	0	0
Ida Carter (5)	5,000	5,000	0	0
Jeffrey A. Valenty (10)	906,667	0	0	0
Jiangnan Huang (5)	261,427	481,427	0	0
Jonas Grossman (5)	81,296	182,738	0	0
Kerry Propper (5)	302,907	680,875	0	0
Li Gong (5)	25,000	55,000	0	0
Li Ping He, as custodian for Tiffany He under the California Uniform Transfers to Minors Act (5)	130,713	130,713	0	0
Li Zhang (5)	130,713	530,713	0	0
Mark Brewer (11)	0	69,000	0	0
Michael Walas (11)	0	69,000	0	0
Mitchell A. Metzman (3)(12)	100,000	0	0	0
Nagina Partners LLC (10)	1,360,000	0	0	0
Paula Beharry (5)	130,713	160,713	0	0
Royale Holdings (14)	661,693	661,693	0	0
Ryan Hallman (11)	0	2,000	0	0
South Ferry #2, LP (3)(4)	407,143	0	0	0
Steve Urbach (5)	136,713	307,303	0	0
Todd Gold (5)	5,542	5,542	0	0
Xiaosong Zhong (5)	25,000	55,000	0	0
Evan Genack (15)	100,000	0	0	0
Dialectic Capital Partners, LP (16)	88,238	0	0	0
Dialectic Offshore, Ltd. (16)	54,619	0	0	0
Iroquois Master Fund, Ltd. (17)	142,857	0	0	0

(1)
Unless otherwise indicated, the business address of each of the shareholders is the business address of each of the individuals is c/o Chardan Capital Markets, LLC; 17 State Street; Suite 1600, New York, NY 10004.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to the securities. Based on 10,663,866 ordinary shares of the Company issued and outstanding as of the date of this prospectus. For purposes of calculating the percentage ownership, any shares that each selling shareholder has the right to acquire within 60 days under warrants or options have been included in the total number of shares outstanding for that person, in accordance with Rule 13d-3 under the Exchange Act. Excludes shares beneficially owned through the Voting Agreement. The parties to the Voting Agreement share voting power over these shares, but not investment power over these shares.

(3)
Represents ordinary shares issued in a private placement for an aggregate of 1,500,000 of ordinary shares of the Company issued to certain accredited investors in connection with the consummation of the Transaction.

(4)
South Ferry #2, L.P. is a Delaware limited partnership. The business address of the selling shareholders is One State Street Plaza, 29th Floor, New York, New York 10004. Aaron Wolfson and Abraham Wolfson are the general partners of South Ferry #2, L.P., and Morris Wolfson is the portfolio manager of South Ferry #2, L.P., and each shares voting and dispositive power over the securities with the other.

(5)	The selling shareholder acquired such securities prior to the IPO in a private placement in connection with the formation of Chardan 2008.

(6)	The address for the selling shareholder is 18 Fieldstone Ct. New City, NY 10956. Steven Oliveira has voting and dispositive power over the securities owned by the selling shareholder.

(7)
Includes shares and warrants acquired in a private placement in connection with the formation of Chardan 2008 and warrants acquired in a private placement prior to the Company's initial public offering.  David J. Stern and his affiliated entities own 1,796,666 common units, 1,666,667 Series A Preferred Units and 2,536,667 Series B Preferred Units. The Series A Preferred Units are convertible into common units of DAL at the option of the holder on a one-for-one basis. Each common unit is convertible on a one-for-one basis into ordinary shares of the Company after January 15, 2011.

(8)	The address for the selling shareholder is 320 Park Avenue, New York, NY 10022. Randy Saluck has voting and dispositive power over the securities owned by the selling shareholder.

(9)
Paul A. Packer is the general partner of the selling shareholder and has the sole voting and dispositive power over the shares held by the selling shareholder. The address for the selling shareholder is 60 Broad Street 38th Floor New York, NY 10004.

(10)
Nagina Partners LLC, a Delaware limited liability company (“Nagina”), owns 900,000 common units and 460,000 Series B Preferred units of DAL, and Jeffrey A. Valenty (“Valenty”) owns 600,000 common units and 306,667 Series B Preferred units of DAL. Raj K. Gupta has voting and dispositive power over the securities owned by Nagina.  Each Series B Preferred unit is convertible automatically on a one-for-one basis into common units of DAL, based upon the achievement of certain share price targets between $10 and $20.  Each common unit is convertible on a one-for-one basis into ordinary shares of the Company after January 15, 2011.  As such, Nagina and Valenty are not deemed to beneficially own any ordinary shares of the Company, as their interests are currently not exercisable within 60 days as of the date hereof.  The 2,266,667 underlying ordinary shares of the Company that Nagina and Valenty may beneficially own (once the interests become exercisable within 60 days) are included in the total number of ordinary shares registered pursuant to this registration statement.  The address for Nagina and Valenty is c/o FlatWorld Capital LLC, 666 Third Avenue, 15th Floor, New York, NY 10017.

(11)	Represents warrants acquired in a private placement prior to the Company's initial public offering.

(12)	The address for the selling shareholder is 4808 Moorland Lane, Suite 109, Bethesda, MD 20814.

(13)	The address for the selling shareholder is 152 West 57th Street, 4th Floor, New York, NY 10019. Mark Nordlicht has voting and dispositive power over the securities owned by the selling shareholders.

(14)	Michael Walas has voting and investment control over the ordinary shares owned by Royale Holdings. Royale Holdings address is c/o Chardan Capital, LLC, 402 W. Broadway, Suite 2600, San Diego, CA.

(15)	Represents ordinary shares received from a selling shareholder in a private transaction. The address for the selling shareholder is 533 Reads Lane, Far Rockaway, NY 11691-5416.

(16)
Represents ordinary shares received from a selling shareholder in a private transaction.  John Fichthorn is the managing member of Dialectic Capital Management, LLC which is the general partner of Dialectic Capital Partners LP and the investment manager of Dialectic Offshore, Ltd., and has voting and dispositive power over the shares held by these selling shareholders.   The address for the selling shareholder is 875 Third Avenue, 15th Floor, New York, NY 10022.

(17)
Represents ordinary shares received from a selling shareholder in a private transaction.  Joshua Silverman and Richard Abbe share voting and dispositive power over the shares held by the selling shareholder.  The address for the selling shareholder is 641 Lexington Avenue, 26th Floor, New York, NY 10022.